EXHIBIT 23.2

                                        ARTHUR ANDERSEN

     With respect to the Registration Statement on Form S-8 relating to the Terra/Lycos Option and Restricted Stock Adjustment Program we consent to the incorporation by reference therein of our Independent Auditors' Report relating to the audited consolidated financial statements (the "Financial Statements") of TERRA NETWORKS, S.A. (named TELEFONICA INTERACTIVA, S.A., until September 7,
1999) and SUBSIDIARIES, as described in Note 1 (the Terra Networks Group), comprising the consolidated balance sheets as of December 31, 1999 and 1998, and the related consolidation statements of operations, for each of the three years ended December 31, 1999, such Independent Auditors' Report dated as of February 23, 2000 (except with respect to note 18 of the Financial Statements, as to which the date is June 8, 2000).

     /s/ ARTHUR ANDERSEN

     Madrid, October 27, 2000